Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No.: 333-131607

HSI Asset Securitization Corporation (the "Depositor") has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the "SEC"). The Depositor has or will file with the SEC a registration statement (including a prospectus, any free writing prospectus and any related issuer free-writing prospectus) with respect to this offering (the "Offering Documentation"). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the Offering Documentation from HSBC Securities (USA) Inc., 452 Fifth Avenue, New York, New York 10018, Attn: HASCO 2007-HE1 or by calling (212) 525-8119.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

The Offered Certificates

The certificates consist of the classes of certificates listed below, together with the Class M-10, Class P, Class X and Class R certificates. Only the classes of certificates listed below are offered by the prospectus supplement:

	Related Loan	Initial Class Certificate or Class Notional	Initial Interest	Interest Rate Formula (up to and including the Initial Optional	Interest Rate Formula (after the Initial Optional Termination			Initial Certificate Ratings
Class	Group	Balance(1)	Rate(2)	Termination Date)(3)	Date)(4)	Principal Type	Interest Type	Fitch	Moody’s	S&P
I-A	1	$371,150,000	5.4600%	LIBOR plus 0.140%(5)	LIBOR plus 0.280%(5)	Senior	Variable Rate	AAA	Aaa	AAA
II-A-1	2	$253,725,000	5.4200%	LIBOR plus 0.100%(5)	LIBOR plus 0.200%(5)	Senior	Variable Rate	AAA	Aaa	AAA
II-A-2	2	$ 30,548,000	5.4600%	LIBOR plus 0.140%(5)	LIBOR plus 0.280%(5)	Senior	Variable Rate	AAA	Aaa	AAA
II-A-3	2	$126,204,000	5.5100%	LIBOR plus 0.190%(5)	LIBOR plus 0.380%(5)	Senior	Variable Rate	AAA	Aaa	AAA
II-A-4	2	$ 8,313,000	5.6000%	LIBOR plus 0.280%(5)	LIBOR plus 0.560%(5)	Senior	Variable Rate	AAA	Aaa	AAA
M-1	1, 2	$ 44,752,000	5.6200%	LIBOR plus 0.300%(5)	LIBOR plus 0.450%(5)	Subordinate	Variable Rate	AA+	Aa1	AA+
M-2	1, 2	$ 48,915,000	5.8000%	LIBOR plus 0.480%(5)	LIBOR plus 0.720%(5)	Subordinate	Variable Rate	AA	Aa2	AA
M-3	1, 2	$ 17,695,000	5.8500%	LIBOR plus 0.530%(5)	LIBOR plus 0.795%(5)	Subordinate	Variable Rate	AA-	Aa3	AA-
M-4	1, 2	$ 17,693,000	6.0200%	LIBOR plus 0.700%(5)	LIBOR plus 1.050%(5)	Subordinate	Variable Rate	A+	A1	A+
M-5	1, 2	$ 18,213,000	6.1700%	LIBOR plus 0.850%(5)	LIBOR plus 1.275%(5)	Subordinate	Variable Rate	A	A2	A
M-6	1, 2	$ 13,010,000	6.3200%	LIBOR plus 1.000%(5)	LIBOR plus 1.500%(5)	Subordinate	Variable Rate	A-	A3	A-
M-7	1, 2	$ 10,408,000	7.3200%	LIBOR plus 2.000%(5)	LIBOR plus 3.000%(5)	Subordinate	Variable Rate	A-	A3	BBB+
M-8	1, 2	$ 10,928,000	7.3200%	LIBOR plus 2.000%(5)	LIBOR plus 3.000%(5)	Subordinate	Variable Rate	BBB+	Baa1	BBB
M-9	1, 2	$ 14,571,000	7.3200%	LIBOR plus 2.000%(5)	LIBOR plus 3.000%(5)	Subordinate	Variable Rate	BBB	Baa2	BBB-
____________
(1)	Subject to variance of plus or minus 10%.
(2)	Reflects the interest rate used in the modeling assumptions.
(3)
Reflects the interest rate formula up to and including the earliest possible distribution date on which the master servicer can exercise the option to purchase the mortgage loans as described in the prospectus supplement under “The Pooling and Servicing Agreement—Termination; Optional Clean-up Call.”

(4)
Reflects the interest rate formula after the option to purchase the mortgage loans is not exercised by the master servicer at the earliest possible distribution date as described in the prospectus supplement under “The Pooling and Servicing Agreement—Termination; Optional Clean-up Call.”

(5)	Subject to the applicable available funds cap limitation as described under “—Payments of Interest—Calculation of Interest Rate.”

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Scheduled Distribution Date(4)	Minimum Denominations(5)	Incremental Denomination	CUSIP Number	ISIN Number
I-A	DD	0 Day	Actual/360	1/25/2037	2/25/2013	$25,000	$1	40430F AA0	US40430FAA03
II-A-1	DD	0 Day	Actual/360	1/25/2037	1/25/2009	$25,000	$1	40430F AB8	US40430FAB85
II-A-2	DD	0 Day	Actual/360	1/25/2037	4/25/2009	$25,000	$1	40430F AC6	US40430FAC68
II-A-3	DD	0 Day	Actual/360	1/25/2037	2/25/2013	$25,000	$1	40430F AD4	US40430FAD42
II-A-4	DD	0 Day	Actual/360	1/25/2037	2/25/2013	$25,000	$1	40430F AE2	US40430FAE25
M-1	DD	0 Day	Actual/360	1/25/2037	5/25/2011	$25,000	$1	40430F AF9	US40430FAF99
M-2	DD	0 Day	Actual/360	1/25/2037	2/25/2013	$25,000	$1	40430F AG7	US40430FAG72
M-3	DD	0 Day	Actual/360	1/25/2037	2/25/2013	$25,000	$1	40430F AH5	US40430FAH55
M-4	DD	0 Day	Actual/360	1/25/2037	2/25/2013	$25,000	$1	40430F AJ1	US40430FAJ12
M-5	DD	0 Day	Actual/360	1/25/2037	2/25/2013	$25,000	$1	40430F AK8	US40430FAK84
M-6	DD	0 Day	Actual/360	1/25/2037	2/25/2013	$25,000	$1	40430F AL6	US40430FAL67
M-7	DD	0 Day	Actual/360	1/25/2037	2/25/2013	$25,000	$1	40430F AM4	US40430FAM41
M-8	DD	0 Day	Actual/360	1/25/2037	2/25/2013	$25,000	$1	40430F AN2	US40430FAN24
M-9	DD	0 Day	Actual/360	1/25/2037	2/25/2013	$25,000	$1	40430F AP7	US40430FAP71
____________
(1)	DD = For any distribution date, the close of business on the business day immediately preceding the distribution date.
(2)
0 Day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or the closing date, in the case of the first distribution date) and ending on the calendar day immediately before the related distribution date.

(3)	Calculated as the distribution date in the month following the month in which the latest maturity date of any mortgage loan occurs.
(4)
The expected final distribution date is based upon the applicable prepayment and modeling assumptions for the related loan group as described in the prospectus supplement under “Prepayment and Yield Considerations” and the assumption that the master servicer exercises the option to purchase the mortgage loans at the earliest possible distribution date, as described in the prospectus supplement under “The Pooling and Servicing Agreement—Termination; Optional Clean-Up Call.”

(5)	With respect to the initial European investors, the underwriters will only sell offered certificates in minimum total investment amounts of $100,000.